EXHIBIT 23.1

Independent Auditor’s Consent

The Board of Directors
American International Petroleum Corporation:

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated March 30, 1999, appearing on page F-1 of American International Petroleum Corporation’s Annual Report on Form 10-K/A for the year ended December 31, 1998.

HEIN + ASSOCIATES LLP

Houston, Texas March 9, 2000